Exhibit 99

FOR IMMEDIATE RELEASE

CRISTIANA FALCONE SORRELL AND DEBORAH NORVILLE
NAMED TO VIACOM BOARD OF DIRECTORS

NEW YORK, March 21, 2013 – Viacom Inc. (NASDAQ: VIAB and VIA) today announced the election of Cristiana Falcone Sorrell and Deborah Norville as members of the Viacom Board of Directors, effective immediately.  In connection with the election of Ms. Falcone Sorrell and Ms. Norville, the Viacom Board has expanded from eleven to thirteen members.

Sumner Redstone, Executive Chairman of Viacom, said, “We are pleased that Cristiana and Deborah have joined the Viacom Board of Directors, bringing valuable skills and complementary experience to our current board. Cristiana’s experience across global economies and her track record of launching innovative development campaigns and Deborah’s depth of knowledge based on her exceptional career in the media industry will provide important ongoing guidance and perspective.  The entire Board and management team of Viacom look forward to working with them to generate even more opportunities for our company in the future.”

Ms. Falcone Sorrell is currently Senior Adviser to the Chairman at the World Economic Forum, an independent international organization committed to improving the state of the world by engaging business, political, academic and other leaders of society to shape global, regional and industry agendas.  In addition, she serves as Principal Consultant, Office of Outreach and Partnership for the Inter-American Development Bank, the leading source of development financing for Latin America and the Caribbean.  Prior to joining the World Economic Forum in 2004, Ms. Falcone Sorrell held positions at the International Labour Organization and Shell.

Ms. Falcone Sorrell is a member of the Italian National Press Guild, a board member of Internews, a media development not for profit organization, and a member of the advisory board of RyTV, an Internet broadcasting platform.  She is also a member of the board of advisers for Tufts University’s Friedman School of Nutrition Science and Policy.  Ms. Falcone Sorrell received a Master of Arts degree in Humanitarian Assistance from the Fletcher School of Law and

Diplomacy at Tufts University, as well as a Master in Law and Diplomacy degree from the Italian Society for International Organization and the Diplomatic Institute of the Italian Ministry for Foreign Affairs. In addition, she earned a Laurea in Political Sciences from the Università di Roma, La Sapienza.

Ms. Norville is one of America’s best-known television journalists, a two-time Emmy award winner with more than thirty years of reporting experience. Currently, she is the anchor of Inside Edition, the nation's top-rated syndicated newsmagazine. Prior to Inside Edition, Ms. Norville served as a correspondent and anchor for CBS News programs including Street Stories, 48 Hours and the CBS Evening News. Previously, she anchored NBC News at Sunrise and was news anchor and co-host of NBC’s Today program.

Ms. Norville is an author of several books, including the New York Times Best Seller, “Thank You Power: Making the SCIENCE of Gratitude Work For YOU.” She is a Director of the Broadcasters Foundation of America and National Co-Chair of the Duke University Parents Committee and has been active in a number of other charities, including the Mother’s March of Dimes, the Girl Scout Council of Greater New York, and the Rita Hayworth Alzheimer's Association. She graduated 4.0 summa cum laude from the University of Georgia, where she was elected to Phi Beta Kappa.

About Viacom
Viacom is home to the world's premier entertainment brands that connect with audiences through compelling content across television, motion picture, online and mobile platforms in over 160 countries and territories. With media networks reaching approximately 700 million global subscribers, Viacom's leading brands include MTV, VH1, CMT, Logo, BET, CENTRIC, Nickelodeon, Nick Jr., TeenNick, Nicktoons, Nick at Nite, COMEDY CENTRAL, TV Land, SPIKE, Tr3s, Paramount Channel and VIVA.  Paramount Pictures, America's oldest film studio and creator of many of the most beloved motion pictures, continues today as a major global producer and distributor of filmed entertainment. Viacom operates a large portfolio of branded digital media experiences, including many of the world's most popular properties for entertainment, community and casual online gaming.

For more information about Viacom and its businesses, visit www.viacom.com.  Keep up with Viacom news by following Viacom's blog at blog.viacom.com and Twitter feed at www.twitter.com/Viacom.

Contacts
Press:	Investors:
Mark Jafar	James Bombassei
Vice President, Corporate Communications	Senior Vice President, Investor Relations
(212) 846-8961	(212) 258-6377
mark.jafar@viacom.com	james.bombassei@viacom.com

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